UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 22, 2007

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 22, 2007, we purchased a 180,985 square foot industrial property known as Mack Deer Valley, located in  Phoenix, Arizona from Mack Deer Valley Phase II, LLC, an unaffiliated party, for approximately $23.2 million, including closing costs (which are not fully determinable at this time).  The purchase price of the property was funded with net proceeds raised from our public offering and $16.4 million of borrowings under our credit agreement with HSH Nordbank AG, New York Branch.  As of December 31, 2006, we had raised approximately $34.4 million in our equity offering. Our Credit Agreement with HSH Nordbank AG, New York Branch is a temporary credit facility that we will use during the offering period to facilitate our acquisitions of properties in anticipation of the receipt of offering proceeds.  The Credit Agreement permits us to borrow up to $50 million secured by real property at a LIBOR based rate plus an applicable borrowing rate that varies depending on the loan to cost ratio.  We are entitled to prepay the borrowings under the credit facility at any time without penalty.   The principal balance is due on June 30, 2008.

Mack Deer Valley is comprised of two single story buildings located on approximately 11.7 acres situated in a master planned business park in Phoenix, Arizona.  The property is currently 100% leased at an average annual rent of $8.16 per square foot to 12 tenants whose spaces range in size from approximately 4,900 square feet to 35,800 square feet.  These tenants operate varying business, including service related businesses, warehouse storage and distribution and light assembly. A tenant operating a light manufacturing business occupies 19.8% of the property, a tenant operating a distribution and storage of paper product business occupies 17.1% of the property and a tenant operating a distribution business occupies 15.3% of the property. No other tenant occupies more than 10% of the rentable square footage of the property.

Mack Deer Valley is located with immediate access to downtown Phoenix and Scottsdale, just minutes from the key transportation hub of Deer Valley Airport.

According to Cushman & Wakefield, a prominent national real estate brokerage firm, the Metropolitan Phoenix industrial market continues to experience strong direct absorption and near record low vacancy rates.  Overall vacancy rates continue to be at all-time record lows, registering 5.6% as of the third quarter of 2006.  Industrial leasing rates in the Deer Valley submarket increased 11.4% during the first three quarters of 2006.  Much of this rate trend occurred during the escrow period of the acquisition.  The property was in escrow from February 21, 2006 until January 22, 2007, an unusually long period which was requested by the seller.   The Phoenix industrial market continues to be one of the nation’s most active and long term growth is expected.

The following table sets forth lease expiration information for the next ten years.

		Approx		Percent of	Percent of
	No of	Amount of	Base Rent of	Total Leaseable	Total
Year Ending	Leases	Expiring Leases	Expiring Leases	Area Expiring	Annual Base
31-Dec	Expiring	(Sq. Feet)	(Annual $)%		Rent Expiring %

2009	1	4,879	43,911	2.7	3.0
2010	0	—	—	—	—
2011	8	127,929	1,018,739	70.7	69.0
2012	0	—	—	—	—
2013	2	42,813	369,939	23.6	25.0
2014	0	—	—	—	—
2015	0	—	—	—	—
2016	1	5,364	44,736	3.0	3.0

The property was completed in January of 2006, with majority of tenants moving in the second half of 2006. The average annual lease rate and occupancy percentage for 2006 were $8.16 per square foot and 51%, respectively.   Four tenants leasing approximately 58,000 square feet of space have options to renew their leases for five years at fair rental value.  Two tenants leasing approximately 10,200 square feet of space have options to renew their leases for three years at fair rental value.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $18.8 million which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is 1.20%, and annual real estate taxes are projected to be approximately $277,800 for the initial year subsequent to the purchase.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 2.01 is hereby incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(a)                                  Financial statements of businesses acquired.  Audited financial statements and unaudited pro forma financial information for Mack Deer Valley will be filed by amendment to this Form 8-K no later than 71 days after the date on which this initial Form 8-K is required to be filed or in an earlier filed post-effective amendment to our registration statement.

(d)                                 Exhibits.

99.1         Free Writing Prospectus dated January 26, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: January 26, 2007	By:	/s/ SHARON C. KAISER
Sharon C. Kaiser,
Chief Financial Officer